Exhibit 10.32

FOURTH AMENDMENT TO LEASE

          THIS FOURTH AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of this day of December by and between NS NORFOLK ACQUISITION, LLC, a Delaware limited liability company having an address of c/o Normandy Real Estate Partners, 1776 On The Green, 67 Park Place East, 8th Floor, Morristown, N.J. 07960 (“Landlord”) and RNK, INC., a Massachusetts corporation, d/b/a RNK Communications, having an address of 333 Elm Street, Dedham, Massachusetts 02026 (“Tenant”).

WITNES SETH:

                    WHEREAS, Landlord (as successor in interest to RP/Saracen Properties, LLC) and Tenant are parties to that certain Lease dated May 8, 2000, which lease has been previously amended by a First Amendment dated as of November 11, 2004, a Second Amendment dated as of November 18, 2005, and a Third Amendment dated February, 2006 (collectively the “Lease”) for a portion of the building (the “Building”) located at and numbered 333 Elm Street, Dedham, Massachusetts, consisting of approximately 14,925 rentable square feet located on the second and third floors of the Building, as more particularly described in the Lease (the “Premises”).

          WHEREAS, the current term of the Lease expires on December 31, 2009.

          WHEREAS, Landlord and Tenant desire to amend the Lease in order to extend the current term, and make other agreements according to the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the sum of Ten and 00/100 Dollars ($10.00) and of the mutual covenants and amendments herein contained, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant do hereby acknowledge and agree as follows:

          1. Capitalized Terms; Authority. Capitalized terms used herein but not otherwise defined herein shall have the meanings given to them in the Lease. Each party hereto represents to the other that it is duly authorized to execute, deliver and perform its obligations under this Amendment, To the extent any of the terms and provisions of this Amendment are inconsistent with any other terms or provisions of the Lease, then the terms and provisions of this Amendment shall govern and control.

          2. Landlord and Landlord’s Address for Notices. For all purposes of the Lease, the notice address for Landlord (including but not limited to the Rent Payment Address) shall be modified to be as follows:

c/o Normandy Real Estate Partners
1776 On The Green
67 Park Place East, 8th Floor
Morristown, N.J. 07960
Attn: Norfolk Place Leasing Manager”

All notices sent to Landlord shall be addressed to Landlord at Landlord’s Address set forth above, with a copy of any notices of default also sent to Hinckley, Allen & Snyder LLP, 28 State Street, Boston, MA 02066, Attn: Daniel L. Monger, Esq. (or to such other address as may from time to time hereafter be designated by Landlord).

          3. Extension of Term:, Renewal: Right of First Offer. The Lease Term is extended for a period of five (5) years commencing on January 1, 2010 (“Extension Term Commencement Date”) and ending on December 31, 2014 (the “Extended Term”). In addition, Tenant shall have the right to extend and renew the Term of this Lease in accordance with the provisions of Exhibit A attached hereto and incorporated herein. Tenant shall also have the right of first offer on additional space in the Building as set forth in Exhibit B attached hereto.

          4. Base Rent Revisions, Effective as of the execution of this Amendment:

                    a) the Base Rent payable by Tenant under the Lease for the Premises is modified as follows:

Time Period	Annual Base Rent	Annual Base Rent	Monthly Base Rent

	Per Rentable Square Foot

July 1, 2009 — December 31, 2009	$0	$0	$0
January 1, 2010- December 31, 2010	$21.00	$313,425.00	$26,118.75
January 1, 2011- December 31, 2011	$22.00	$328,350.00	$27,362.50
January 1, 2012- December 31, 2012	$23.00	$343,275.00	$28,606.25
January 1, 2013- December 31, 2013	$24.00	$358,200.00	$29,850.00
January 1, 2014- December 31, 2014	$25.00	$373,125.00	$31,093.75

                    b) The “Operating Costs Base Year” as set forth in Section 9.2 of the Lease shall mean the 2009 calendar year.

                    c) The “Real Estate Tax Base Year” as set forth in Section 10.2 of the Lease shall mean the 2009 fiscal year (i.e. July 1, 2008 through June 30, 2009).

          5. Security Deposit. Landlord currently holds a Ninety Thousand and 00/100 Dollars ($90,000) letter of credit as the Security Deposit under the Lease (the “Existing Letter of Credit”) and Tenant shall be required to provide such Security Deposit to Landlord for the duration of the Term of the Lease, as extended by this Amendment pursuant to the terms of the Lease.

In addition the following provision is hereby added to the Lease with respect to the Security Deposit:

“If at any time during the Term of this Lease (as the same may be extended) Landlord determines that the financial condition of the issuer of the then current letter of credit deposited by Tenant with Landlord as the Security Deposit (the “Letter of Credit”), is such that Landlord’s ability to draw upon the Letter of Credit is, or in the future may be, impaired, restricted, refused or otherwise adversely affected, then Tenant shall, within thirty (30) days of Landlord’s written request to Tenant, obtain a replacement Letter of Credit in substitution for the then current Letter of Credit in the form and amount required herein from an issuer chosen by Tenant, but reasonably acceptable to Landlord. Upon Tenant’s delivery of the replacement letter of credit to Landlord, Landlord shall then simultaneously release the prior letter of credit being held by Landlord to Tenant.”

Also, any option in the Lease for Tenant to choose to provide the Security Deposit in the form of cash versus a letter of credit are hereby deleted, with the Tenant agreeing that that the Security Deposit shall be required to be in the form of a letter of credit.

          6. Improvements to Premises. Tenant may improve the Premises, and shall be entitled to the allowance for improvements, pursuant to the terms and conditions set forth in the work letter attached hereto as Exhibit C.

          7. Roof Access for Wi-Fi Antenna. Tenant shall have the right to access and use of the roof of the Building for a single antenna in accordance with the terms and provisions of Exhibit D attached hereto.

          8. No Further Extension, Expansion Rights or Rights of First Refusal. Following execution of this Amendment, Tenant shall have no further expansion rights, rights of first offer, rights of first refusal or other similar rights under the Lease to lease additional space in the Building, or any further extension rights except as expressly provided for in this Amendment and any other such rights are hereby deleted from the Lease.

          9. Brokers. With respect to this Amendment, each of Landlord and Tenant warrants that it has dealt with no other brokers in connection with the negotiation and execution of this Amendment, other than CB Richard Ellis NE (the “Broker”). Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees and other liability for commissions and other compensation claimed in connection with this Amendment by any other broker or agent, other than the Broker, claiming the same by, through or under the indemnifying party. Landlord shall be solely responsible for payment of any fees or commissions due to Broker, pursuant to the terms of a separate agreement.

          10. Miscellaneous. Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect. Tenant represents and warrants to Landlord that as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, and (b) to the best of Tenant’s knowledge after reasonable inquiry, Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant, and Landlord is not in default of any of its obligations under the Lease. In addition, the Tenant represents and warrants to the Landlord that, all tenant finish-work allowances or other payments to be provided to Tenant under the Lease or otherwise, and all improvements to be performed by Landlord, if any, have been paid in full and completed, respectively, by Landlord, and Landlord has no further obligations with respect thereto. Tenant’s covenants to pay Base Rent and Additional Rent under the Lease are independent of every other covenant in this Lease.

          11. Execution. This Amendment may be executed in two (2) or more counterparts, each of which shall be an original but such counterparts together shall constitute one and the same instrument notwithstanding that both Landlord and Tenant are not signatories to the same counterpart. Delivery of an executed counterpart of this Amendment by facsimile shall be equally as effective as delivery of any original executed counterpart. Any party delivering an executed counterpart of this Amendment by facsimile also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Amendment. Signature and acknowledgement pages may be detached from the counterparts and attached to a single copy of this Amendment to physically form one (1) document.

-Balance of Page Intentionally Blank, Signatures on Following Page-

Landlord and Tenant have executed this Amendment as of the day and year first above written.

WITNESS/ATTEST:	LANDLORD:

By: /s/ Laura Allen	NS Norfolk Acquisition, LLC,

Name (print): Laura Allen	a Delaware limited liability company

By: /s/ Leona Maddocks	By: /s/ Raymond P. Trevisan

Name (print): Leona Maddocks	Name: Raymond P. Trevisan

Title: Authorized Signatory

WITNESS/ATTEST:	TENANT:

By: /s/ Lynn Castano	RNK, INC.,

Name (print): Lynn Castano	a Massachusetts corporation

By: /s/ Areeg Eluri	By: /s/ Richard N. Koch

Name (print): Areeg Eluri	Name: Richard N. Koch

Title: President

EXHIBIT LIST
EXHIBIT A	Extension Option

EXHIBIT B	Right of First Offer

EXHIBIT C	Work Letter

EXHIBIT D	Roof Space for Antenna

EXHIBIT A
EXTENSION OPTION

A.

Grant of Option; Conditions. Tenant shall have the right to extend the Term (the “Extension Option”) following the expiration of the Lease Term (the “Lease Termination Date”) for one (1) additional period of five (5) years commencing on the day following the Lease Termination Date and ending on the fifth anniversary of the Lease Termination Date (the “Extension Term”), if:

1.

Landlord receives notice of exercise (“Initial Extension Notice”) not less than 9 full calendar months prior to the Lease Termination Date and not more than 12 full calendar months prior to the Lease Termination Date; and

2.

Tenant is not in default under the Lease beyond any applicable cure periods at the time that Tenant delivers its Initial Extension Notice or at the time Tenant delivers its Binding Notice (as defined below); and

3.

No part of the Premises is sublet (other than pursuant to a permitted sublease, pursuant to the terms of the Lease) at the time that Tenant delivers its Initial Extension Notice or at the time Tenant delivers its Binding Notice; and

4.

The Lease has not been assigned (other than pursuant to a permitted assignment, pursuant to the terms of the Lease) prior to the date that Tenant delivers its Initial Extension Notice or prior to the date Tenant delivers its Binding Notice.

B.	Terms Applicable to Premises During Extension Term.

1.

The initial Base Rent rate per rentable square foot for the Premises during the Extension Term shall equal the Prevailing Market rate (hereinafter defined) per rentable square foot for the Premises. Base Rent during the Extension Term shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate. Base Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of the Lease.

2.

Tenant shall pay Additional Rent (i.e. Taxes and Expenses) for the Premises during the Extension Term in accordance with the terms of the Lease, and the manner and method in which Tenant reimburses Landlord for Tenant’s share of Real Estate Taxes and Expenses and the Base Years used in connection therewith, applicable to such matter, shall be some of the factors considered in determining the Prevailing Market rate for the Extension Term.

C.

Initial Procedure for Determining Prevailing Market. Within 30 days after receipt of Tenant’s Initial Extension Notice, Landlord shall advise Tenant of the applicable Base Rent rate for the Premises for the Extension Term. Tenant, within 10 days after the date on which Landlord advises Tenant of the applicable Base Rent rate for the Extension Term, shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s exercise of its Extension Option, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such 10 day period, Tenant’s Extension Option shall be null and void and of no further force and effect. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Extension Amendment (as defined below) upon the terms and conditions set forth herein. If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Premises during the Extension Term. Upon agreement, Landlord and Tenant shall enter into the Extension Amendment in accordance with the terms and conditions hereof. If Landlord and Tenant fail to agree upon the Prevailing Market rate within 30 days after the date Tenant provides Landlord with the Rejection Notice, then the Prevailing Market rate shall be determined in accordance with the arbitration procedures described in Section D below.

D.	Arbitration Procedure.

1.

If Landlord and Tenant have failed to reach agreement as to the Prevailing Market rate within 30 days after the date of the Rejection Notice, then, within 5 days after the expiration of such 30 day period, Landlord and Tenant shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Premises during the Extension Term (collectively referred to as the “Estimates”). If the higher of such Estimates is not more than 105% of the lower of such Estimates, then Prevailing Market rate shall be the average of the two Estimates. If the Prevailing Market rate is not resolved by the exchange of Estimates, then, within 7 days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Premises during the Extension Term. Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least 5 years experience within the previous 10 years as a real estate appraiser working in Metropolitan Boston 128 Submarket, with working knowledge of current rental rates and practices. For purposes hereof, an “MAP’ appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real

Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

2.

Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises. The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises during the Extension Term ,subject to the terms of Section D.4 below regarding the Minimum Extension Base Rent, as defined therein. If either Landlord or Tenant fails to appoint an appraiser within the 7 day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market within 20 days after their appointment, then, within 10 days after the expiration of such 20 day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser (i.e. arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within 14 days, the arbitrator shall make his determination of which of the two Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises, subject to the terms of Section D.4 below regarding the Minimum Extension Base Rent, as defined therein, If the arbitrator believes that expert advice would materially assist him, he may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

3.

If the Prevailing Market rate has not been determined by the commencement date of the Extension Term, Tenant shall pay Base Rent upon the terms and conditions in effect during the last month of the initial Term for the Premises until such time as the Prevailing Market rate has been determined. Upon such determination, the Base Rent for the Premises shall be retroactively adjusted to the commencement of the Extension Term for the Premises. If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within 30 days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Base Rent.

4.

Notwithstanding anything to the contrary contained herein, the parties agree that Landlord shall not be obligated to extend the Term of this Lease if the Prevailing Market rate for the Premises during any year of the Extension Term is less than 100% of the Base Rent rate, per rentable square foot per annum, applicable during the last year of the prior Extended Term (the “Minimum Extension Term Base Rent Rate”), regardless of any determination of Prevailing Market rate made by the appraisers or arbitrator, as described above.

E.

Extension Amendment. If Tenant is entitled to and properly exercises its Extension Option, Landlord shall prepare an amendment (the “Extension Amendment”) to reflect changes in the Base Rent, Term, Termination Date and other appropriate terms. The Extension Amendment shall be sent to Tenant within a reasonable time after receipt of the Binding Notice and Tenant shall execute and return the Extension Amendment to Landlord within 15 days after Tenant’s receipt of same, but, upon final determination of the Prevailing Market rate applicable during the Extension Term as described herein, an otherwise valid exercise of the Extension Option shall be fully effective whether or not the Extension Amendment is executed.

F.

Prevailing Market. For purposes hereof, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under Extension leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and office buildings comparable to the Building in the Metropolitan Boston 128 Submarket. The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes.

EXHIBIT B
RIGHT OF FIRST OFFER

A. At any time following January 1, 2010 until the expiration of the Term of the Lease, Landlord shall give Tenant written notice of the availability of any space in the Building (each an “Additional Space”), before a lease with a third party is concluded for such Additional Space. The notice shall set out the rent which Landlord would at that time offer to other possible tenants of such Additional Space.

          Within five (5) business days after Landlord has given a notice of availability, Tenant may exercise a one-time right of first offer for each such Additional Space by delivering its written notice so stating to Landlord. Provided that Tenant is not in default, and Tenant is in full occupancy of the Premises and has not sublet or assigned any portion of the Premises, at the time of exercise nor at the time of commencement of the lease of any such Additional Space, this Lease shall be amended by addition of the applicable Additional Space to the Premises on the following terms:

          (a) Rent for the Additional Space shall be equal to the amount set out in Landlord’s notice of the availability of the Additional Space.

          (h) The term of the Additional Space shall commence on the availability date specified in Landlord’s notice of availability or such other date as is mutually agreeable to Landlord and Tenant. Said term shall end on the expiration or earlier termination of the Lease, subject to any renewal or extension options which may be contained in the Lease, which options will thereafter be applicable to the expanded Premises as an undivided whole.

          (c) The space added to the Lease hereby must be all of and nothing but the Additional Space as to which the notice of availability was given.

          (d) Tenant shall take the Additional Space in “as is” condition. Any finish or improvements required or desired by Tenant shall be Tenant’s sole responsibility, unless otherwise agreed in writing between the parties.

          If Tenant fails timely to exercise its one-time right of first offer as to any particular Additional Space, Tenant shall have no further right to lease that particular Additional Space and Landlord shall be free at any time thereafter to enter into a lease for all or any of such Additional Space to any third party on any terms and conditions whatsoever, and Tenant’s one-time right of first offer for that particular Additional Space as set forth in this Exhibit B shall be deemed of no further force and effect. Tenant acknowledges and agrees that it shall have a one-time right of first offer as set forth herein for each Additional Space that becomes available in the Building pursuant to the terms of this Exhibit B, and in the event Tenant either exercises its right of first offer for any such Additional Space or fails to timely exercise its right of first offer for any Additional Space, then thereafter Tenant shall have no further right of first offer for that particular Additional Space under this Exhibit B.

B. This right of first offer shall not apply to any space as to which Landlord negotiates or accepts a new lease, renewal or extension of existing lease, or other basis for continued occupancy by a tenant or affiliate of a tenant already occupying such space, or expansion or relocation of any existing Tenant of the Building to any space in the Building.

C. Within fifteen (15) days of receipt from Landlord, Tenant shall execute and deliver to Landlord such reasonable documents as Landlord may request to evidence any lease of space under this right of first offer or any failure of Tenant to exercise a right of first offer hereunder as to any Additional Space.

D. Subordination. Notwithstanding anything herein to the contrary, Tenant’s right of first offer is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) and pre-existing rights of first offer or refusal, or renewal of any tenant of the Building existing on the date hereof.

EXHIBIT C
WORK LETTER

          1. Tenant hereby advises Landlord that Tenant desires to perform certain work the “Finish Work”) to the Premises. Prior to Tenant commencing any such Finish Work, Tenant shall submit preliminary space plans to Landlord for Landlord’s approval, which plans following such Landlord’s approval are referred to herein as the “Preliminary Plans”. Tenant shall construct the Finish Work in a good and workmanlike manner and in compliance with all applicable laws and regulations.

          2. (a) Following Landlord’s approval of the Preliminary Plans, Tenant shall deliver to Landlord four (4) sets of working plans and specifications prepared in conformity with the Preliminary Plans, which working plans and specifications must include, without being limited to, a list of the types and quality of materials to be used in constructing the Finish Work, including Tenant’s selection of Landlord’s standard finishes. Landlord shall notify Tenant whether it approves or disapproves of such working plans and specifications within ten (10) business days after Landlord’s receipt thereof. If Landlord notifies Tenant of any objections to such working plans and specifications (such notice, an “Objection Notice”), Tenant shall make necessary revisions and resubmit the same to Landlord within seven (7) days of Tenant’s receipt of the Objection Notice. Landlord shall approve or disapprove such revised working plans and specifications within five (5) business days after Tenant submits the same to Landlord. Landlord’s approval will be evidenced by endorsement to that effect on one set of the working plans and specifications and the return of such signed set to Tenant. The working plans and specifications approved by Landlord are hereinafter referred to as the “Working Plans”.

          (h) If Tenant desires any changes to the Working Plans, Tenant shall submit such proposed changes to Landlord. Within five (5) business days after receipt of any proposed changes from Tenant, Landlord shall approve or reject such changes and, if rejecting such changes, shall state the reasons for such rejection. In the event of a rejection by Landlord of any proposed changes, Tenant may revise such changes and re-submit them pursuant hereto. All plans submitted by Tenant to Landlord must be signed and sealed. All change order requests and information pertaining thereto shall be conveyed to Landlord by ], Tenant’s designated representative in this regard.

          (c) Prior to commencing any of the Finish Work, Tenant shall notify Landlord in writing of the names of the contractors who will construct the Finish Work, and Tenant shall furnish to Landlord such other information as Landlord may reasonably request. Tenant agrees that, if requested by Landlord, Tenant’s contractors shall not be labor union members. If Tenant’s contractors do not work in harmony with, or interfere with, other labor employed by Landlord or by Landlord’s contractors, or in the event of the occurrence of any work stoppage, strike or other labor dispute on the Property arising out of or in connection with Tenant’s contractors, then Landlord will have the right to require Tenant to remove or to cause the removal of those contractors designated by Landlord.

          (d) Prior to entering upon the Premises, Tenant shall submit proof to Landlord’s satisfaction that Tenant has in full force and effect the insurances required under Article 14 of the Lease.

          3. (a) In connection with the Finish Work, and so long as Tenant is not in default, Landlord agrees to pay to Tenant an amount equal to the lesser of (1) One Hundred Forty-Nine Thousand Two Hundred Fifty Dollars ($149,250.00), and (ii) the actual out-of-pocket Hard Costs incurred by Tenant in connection with the construction of the Finish Work (such lesser amount being hereinafter referred to as the “Allowance”). “Hard Costs” means only the cost of labor and materials and does not include any architectural fees, engineering fees, design fees, legal fees, permit fees, insurance premiums and other similar “soft costs,” all of which will be Tenant’s sole responsibility.

          (b) To receive the Allowance, Tenant shall submit to Landlord a standard AIA requisition form after Tenant has substantially completed the Finish Work, together with (i) a certification from Tenant’s architect certifying that the Finish Work has been completed in accordance with the Working Plans, (ii) lien waivers from all contractors, subcontractors, suppliers and materialmen who performed work, furnished services or provided materials in connection with the Finish Work, and (iii) a copy of the certificate of occupancy and/or any other permit or approval required in connection with the completion of the Finish Work and/or Tenant’s occupancy of the Premises. Landlord shall pay the Allowance to Tenant within thirty (30) days after Landlord’s receipt of the above documentation.

          Notwithstanding anything contained herein, any portion of the Allowance not owing to Tenant within the date that is eighteen (18) months following the execution of this Amendment, shall at be applied by Landlord as a credit against Tenant’s future Base Rent obligations hereunder. In addition the Tenant acknowledges and agrees that Landlord has extended the Allowance in reliance on Tenant completing payment of its rental obligations for the full Term hereunder, and in the event Tenant does not fulfill such obligations for any reason, then Landlord shall not be obligated to pay the Allowance, and Tenant shall be obligated to repay any portion of the Allowance previously paid to Tenant hereunder.

          In the event Tenant does not utilize The Walsh Company, who is Landlord’s preferred contractor for the Building, as its general contractor for the Finish Work, then Tenant shall be obligated to pay all of Landlord’s reasonable fees and costs to review all of Tenant’s plans for, and oversight and supervision of the construction of, the Finish Work which amount shall not exceed $10,000 and which shall be paid by Tenant to Landlord within 30 days following receipt of an invoice.

EXHIBIT D
ROOF SPACE FOR ANTENNA

A, Roof Space for Antenna.

          (i) Tenant shall have the right, to use space on the roof of the Building for the purpose of installing, operating and maintaining a Wi-Fi antenna approved by the Landlord (the “ Antenna”). The exact location of the space on the roof to be leased by Tenant shall be designated by Landlord (the “Roof Space”). Landlord reserves the right to relocate the Roof Space as reasonably necessary during the Term to an alternate location on the roof of the Building. Landlord’s designation shall take into account Tenant’s use of the Antenna, and Landlord shall endeavor to give Tenant reasonable prior notice of any such planned relocation, except in the event of an emergency. Notwithstanding the foregoing, Tenant’s right to install the Antenna shall be subject to the approval rights of Landlord and Landlord’s architect and/or engineer with respect to the plans and specifications of the Antenna, the manner in which the Antenna is attached to the roof of the Building and the manner in which any cables are run to and from the Antenna. The precise specifications and a general description of the Antenna along with all documents Landlord reasonably requires to review the installation of the Antenna (the “Plans and Specifications”) shall be submitted to Landlord for Landlord’s written approval no later than 20 days before Tenant commences to install the Antenna. Tenant shall be solely responsible for obtaining all necessary governmental and regulatory approvals and for the cost of installing, operating, maintaining and removing the Antenna. Tenant shall notify Landlord upon completion of the installation of the Antenna. If Landlord determines that the Antenna equipment does not comply with the approved Plans and Specifications, that the Building has been damaged during installation of the Antenna or that the installation was defective, Landlord shall notify Tenant of any noncompliance or detected problems and Tenant immediately shall cure the defects. If the Tenant fails to immediately cure the defects, Tenant shall pay to Landlord upon demand the cost, as reasonably determined by Landlord, of correcting any defects and repairing any damage to the Building caused by such installation. If at any time Landlord, in its sole discretion, deems it necessary, Tenant shall provide and install, at Tenant’s sole cost and expense, appropriate aesthetic screening, reasonably satisfactory to Landlord, for the Antenna (the “Aesthetic Screening”),

          (ii) Landlord agrees that Tenant, upon reasonable prior written notice to Landlord, shall have access to the roof of the Building and the Roof Space for the purpose of installing, maintaining, repairing and removing the Antenna, the appurtenances and the Aesthetic Screening, if any, all of which shall be performed by Tenant or Tenant’s authorized representative or contractors, which shall be approved by Landlord, at Tenant’s sole cost and risk. It is agreed, however, that only authorized engineers, employees or properly authorized contractors of Tenant, FCC (defined below) inspectors, or persons under their direct supervision will be permitted to have access to the roof of the Building and the Roof Space, Tenant further agrees to exercise firm control over the people requiring access to the roof of the Building and the Roof Space in order to keep to a minimum the number of people having access to the roof of the Building and the Roof Space and the frequency of their visits.

          (iii) It is further understood and agreed that the installation, maintenance, operation and removal of the Antenna, the appurtenances and the Aesthetic Screening, if any, is not permitted to damage the Building or the roof thereof, or interfere with the use of the Building and roof by Landlord. Tenant agrees to be responsible for any damage caused to the roof or any other part of the Building, which may be caused by Tenant or any of its agents or representatives.

          (iv) If, in the sole judgment of Landlord, any electrical, electromagnetic, radio frequency or other interference shall result from the operation of any of the Antenna, Tenant agrees that Landlord may, at Landlord’s option, shut down Tenant’s equipment upon 8 hours prior notice to Tenant; provided, however, if an emergency situation exists, which Landlord reasonably determines in its sole discretion to be attributable to the Antenna, Landlord shall immediately notify Tenant orally, who shall act immediately to remedy the emergency situation. Should Tenant fail to so remedy said emergency situation, Landlord may then act to shut down Tenant’s equipment. Tenant shall indemnify Landlord and hold it harmless from, and Tenant waives, all expenses, costs, damages, losses, claims or other liabilities arising out of said shutdown. Tenant agrees to cease operations (except for intermittent testing on a schedule approved by Landlord) until the interference has been corrected to the satisfaction of Landlord. If such interference has not been corrected within 30 days, Landlord may require that Tenant immediately remove from the Roof Space the specific item of equipment causing such interference.

          (v) Tenant shall, at its sole cost and expense, and at its sole risk, install, operate and maintain the Antenna in a good and workmanlike manner, and in compliance with all Building, electric, communication, and safety codes, ordinances, standards, regulations and requirements, now in effect or hereafter promulgated, of the Federal Government, including, without limitation, the Federal Communications Commission (the “FCC”), the Federal Aviation Administration (“FAA”) or any successor agency of either the FCC or FAA having jurisdiction over radio or telecommunications, and of the state, city and county in which the Building is located. Tenant shall cooperate generally with Landlord and other carriers to permit the Building’s rooftop to be and remain in compliance with all FCC and OSHA rules and regulations relating to radio frequency emission levels and maximum permissible exposure, including but not limited to the rules and regulations adopted in FCC document OET 65 (which rules and regulations have also been adopted by OSHA). If applicable, Tenant shall (i) reimburse Landlord for Tenant’s equitable share of the cost of conducting an initial survey to ensure that the Building’s rooftop is in compliance with all FCC and OSHA rules and regulations for all carriers (a “Rooftop Survey”), and (ii) to the extent the Antenna or the operation thereof causes the Building’s rooftop (or any section thereof) to not be in compliance with such rules and regulations, Tenant shall promptly remedy any such non-compliance in accordance with Landlord’s directions and at Tenant’s sole cost and expense. In the event that Tenant (x) relocates or makes any change to the Antenna located in the Roof Space or (y) makes any change to the Antenna or operation thereof which directly or indirectly affects the operation of Antenna located in the Roof Space, Landlord may, at its option, require that a new Rooftop Survey be conducted at Tenant’s sole cost and expense by an EME firm approved by Landlord in its reasonable discretion. If Tenant believes that the Antenna is excluded from coverage under FCC and OSHA rules and regulations, Tenant shall demonstrate to Landlord’s reasonable satisfaction that any such Antenna is so excluded. Under this Lease, the Landlord and its agents assume no responsibility for the licensing, operation and/or maintenance of Tenant’s equipment. The Antenna shall be connected to Landlord’s power supply in strict compliance with all applicable Building, electrical, fire and safety codes. Neither Landlord nor its agents shall be liable to Tenant for any stoppages or shortages of electrical power furnished to the Antenna or the Roof Space because of any act, omission or requirement of the public utility serving the Building, or the act or omission of any other tenant, invitee or licensee or their respective agents, employees or contractors, or for any other cause beyond the reasonable control of Landlord, and Tenant shall not be entitled to any rental abatement for any such stoppage or shortage of electrical power. Neither Landlord nor its agents shall have any responsibility or liability for the conduct or safety of any of Tenant’s representatives, repair, maintenance and engineering personnel while in or on any part of the Building or the Roof Space.

          (vi) The Antenna, the appurtenances and the Aesthetic Screening, if any, shall remain the personal property of Tenant, and shall be removed by Tenant at its own expense at the expiration or earlier termination of this Lease or Tenant’s right to possession hereunder. Tenant shall repair any damage caused by such removal, including the patching of any holes to match, as closely as possible, the color surrounding the area where the equipment and appurtenances were attached. Tenant agrees to maintain all of the Tenant’s equipment placed on or about the roof or in any other part of the Building in proper operating condition and maintain same in satisfactory condition as to appearance and safety in Landlord’s sole discretion. Such maintenance and operation shall be performed in a manner to avoid any interference with any other tenants or Landlord. Tenant agrees that at all times during the Term, it will keep the roof of the Building and the Roof Space free of all trash or waste materials produced by Tenant or Tenant’s agents, employees or contractors.

          (vii) In light of the specialized nature of the Antenna, Tenant shall be permitted to utilize the services of its choice for installation, operation, removal and repair of the Antenna, the appurtenances and the Aesthetic Screening, if any, subject to the reasonable approval of Landlord. Notwithstanding the foregoing, Tenant must provide Landlord with prior written notice of any such installation, removal or repair and coordinate such work with Landlord in order to avoid voiding or otherwise adversely affecting any warranties granted to Landlord with respect to the roof. If necessary, Tenant, at its sole cost and expense, shall retain any contractor having a then existing warranty in effect on the roof to perform such work (to the extent that it involves the roof), or, at Tenant’s option, to perform such work in conjunction with Tenant’s contractor. In the event the Landlord contemplates roof repairs that could affect Tenant’s Antenna, or which may result in an interruption of the Tenant’s telecommunication service, Landlord shall formally notify Tenant at least 30 days in advance (except in cases of an emergency) prior to the commencement of such contemplated work in order to allow Tenant to make other arrangements for such service.

          (viii) Tenant shall not allow any provider of telecommunication, video, data or related services (“Communication Services”) to locate any equipment on the roof of the Building or in the Roof Space for any purpose whatsoever, nor may Tenant use the Roof Space and/or Antenna to provide Communication Services to an unaffiliated tenant, occupant or licensee of another building, or to facilitate the provision of Communication Services on behalf of another Communication Services provider to an unaffiliated tenant, occupant or licensee of the Building or any other building.

          (ix) Tenant acknowledges that Landlord may at some time establish a standard license agreement (the “License Agreement”) with respect to the use of roof space by tenants of the Building. Tenant, upon request of Landlord, shall enter into such License Agreement with Landlord provided that such agreement does not materially alter the rights or increase the obligations of Tenant hereunder with respect to the Roof Space.

          (xi) Tenant specifically acknowledges and agrees that the terms and conditions of Sections 19 and 20 of the Lease (Waiver of Claims and Indemnity) shall apply with full force and effect to the Roof Space and any other portions of the roof accessed or utilized by Tenant, its representatives, agents, employees or contractors.

          (xii) If Tenant defaults under any of the terms and conditions of this Exhibit or the Lease, and Tenant fails to cure said default within the time allowed by the Lease, Landlord shall be permitted to exercise all remedies provided under the terms of the Lease, including removing the Antenna, the appurtenances and the Aesthetic Screening, if any, and restoring the Building and the Roof Space to the condition that existed prior to the installation of the Antenna, the appurtenances and the Aesthetic Screening, if any. If Landlord removes the Antenna, the appurtenances and the Aesthetic Screening, if any, as a result of an uncured default, Tenant shall be liable for all costs and expenses Landlord incurs in good faith in removing the Antenna, the appurtenances and the Aesthetic Screening, if any, and repairing any damage to the Building, the roof of the Building and the Roof Space caused by the installation, operation or maintenance of the Antenna, the appurtenances, and the Aesthetic Screening, if any.